Exhibit 14

RICHARDSON ELECTRONICS, LTD.

CODE OF CONDUCT

Effective April 2024

April 2024

TABLE OF CONTENTS

1.
ETHICAL COMMITMENT 5
1.1.
Honest and Integrity 5
1.2.
Responsibilities as Leaders 6
1.3.
A Simple Test for Ethical Decision Making 7
1.4.
Purpose of the Code of Conduct 7
1.5.
Applicability of the Code of Conduct 7
2.
RESPONSIBILITY TO PROTECT 7
2.1.
Tangible Corporate Assets 8
2.2.
Intangible Corporate Assets 8
2.2.1.
Richardson Electronics, Ltd. Confidential / Proprietary Information and Intellectual Property 8

2.2.2.
Confidential/Proprietary Information of Others 9
2.2.3.
Protecting Competitive Information 9
2.2.4.
Personal Use of Material Non-Public Information 9
2.2.5.
Protecting Employee Information (Employee Privacy) 10
2.3.
Document Ownership and Retention 10
2.4.
Avoiding Misrepresentation 10
3.
CONFLICTS OF INTEREST 11
3.1.
Family and Friends 11
3.2.
Conflict Disclosure Requirements 12
3.3.
Gifts and Entertainment 12
3.3.1.
Gifts and Entertainment to/from Government Officials 13
3.4.
Purchasing Decisions and Supplier Relations 14
3.5.
Employment Outside the Company 14

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3.6.
Ownership in Other Businesses 15
3.7.
Misappropriation of Business Opportunities 15
3.8.
Political Activity and Contributions 15
4.
ACCURATE REPORTING AND RECORDS MANAGEMENT 15
4.1.
Corporate Disclosure Requirements 16
4.2.
Proper Accounting and Recordkeeping 16
5.
RESPECT AND COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS 17
5.1.
Labor and Employment 17
5.2.
Fair Competition and Antitrust 17

5.2.1. Dealing with Customers 18

5.2.2. Dealing with Competitors 19

5.2.3. Participating in Industry Associations 20

5.3. The Foreign Corrupt Practices Act (FCPA), the U.K. Bribery Act

and The Organization for Economic Co-Operation and Development

(OECD) Anti-Bribery Convention 20

5.3.1. Foreign Government Officials Defined 21

5.3.2. Bribes and Kickbacks 21

5.3.3. Commissioned Agents, Sales Representative and

Consultants 22

5.3.4. Recordkeeping 22

5.3.5. Facilitation Payments 22

5.4. Environmental, Health and Safety 23

5.5. Promoting Diversity, Equity & Inclusion 23

5.6. Import and Export Laws 23

6. REPORTING PROCEDURES 24

6.1. Obligation to Report 24

6.2. Retaliation Prohibited 24

6.3. Confidential Reporting 24

6.4. Whistleblower Protection Rights 26

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7. IMPLEMENTATION OF THE CODE 27

7.1. Administration 27

7.2. Acknowledgment 27

7.3. Disciplinary Actions 27

7.4. Waivers of the Code 27

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1.
ETHICAL COMMITMENT

As a Richardson Electronics, Ltd. employee or Director, you are expected to act in the best interests of the Company and in a manner that is consistent with the highest legal, moral, and ethical business standards. This high standard is crucial to upholding the integrity of our corporation.

As employees and Directors, we are accountable to behave honestly and with integrity in all of our business practices, including when we deal with customers, suppliers, other third parties and with one another. By doing so we help to shape Richardson Electronics, Ltd.’s reputation – an intangible asset that, when positive, is so important to have, so easy to lose and so difficult to recapture. We will walk away from business we cannot achieve ethically and legally.

The following commitments establish the basis for the Company’s Code of Conduct:

•
To our employees: We are committed to providing all employees the opportunity to work in an environment free of harassment and unsafe conditions.

•
To our suppliers: We are committed to being a good customer, encouraging and practicing fair competition, maintaining a sense of responsibility, and building professional and ethical relationships.

•
To our customers: We are committed to providing value through high- quality service and products.

•
To our communities: We are committed to responsible actions within our greater community.

This Code of Conduct will provide a framework and a set of guidelines for compliance with the ethical standards which guide our daily business activities. In conducting our business we support Richardson Electronics, Ltd.’s interests by understanding and practicing the spirit of the guidelines set forth in this Code of Conduct. Observing this Code is of utmost importance to Richardson Electronics, Ltd. The character of Richardson Electronics, Ltd. is reflected by the daily actions of its employees.

This Code of Conduct cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person’s sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

Whether you are new to Richardson Electronics, Ltd. or have been contributing to our success for many years, please take the time to review these guidelines carefully.

1.1.
Honesty and Integrity

There are two dimensions to honesty: honesty in communications and honesty in conduct.

Honesty in communications requires a good-faith intent to be truthful, accurate, straightforward and fair in all communications so that persons are not misled or

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deceived. Honesty in communications requires:

•
Truthfulness: The ethical principle of truthfulness requires the good- faith intent to tell the truth. Truthfulness precludes intentional misrepresentations of fact, intent or opinion.

•
Sincerity: Sincerity means that we will not create belief or impressions that are untrue, misleading or deceptive, including deliberate omissions, half-truths and out-of-context statements.

•
Candor: In relationships involving legitimate expectations of trust, honesty may also require candor, the obligation to volunteer information that the other person needs or wants to know.

Honesty in conduct precludes stealing, cheating, fraud, deception and other forms of dishonesty to acquire anything of value (including money, jobs, competitive information or the approval of others).

Integrity embraces but means more than honesty. Integrity refers to the ethical principle of consistency between principle and practice. Integrity requires us to treat our beliefs about right and wrong as the ground rules for our daily behavior and decision-making. It requires us to walk our talk and to make decisions consistent with our values, especially our ethical values.

There are two aspects to integrity: being principled and having moral courage.

•
Being principled involves the elevation of principle over expediency or self-interest and requires a consistency between words and actions. You don’t just say what you believe about ethics, you show it.

•
Moral Courage requires us to do what is right even when it is likely to cost us more than we want to pay and more than we think is fair. It occasionally requires us to stand up and be counted, to fight for our beliefs, to demonstrate the courage of our convictions in spite of social, economic or political pressures.

1.2.
Responsibilities as Leaders

Each of Richardson Electronics, Ltd.’s leaders has a unique responsibility to encourage discussion of the ethical and legal implications of business decisions. This responsibility includes creating and sustaining a work environment in which employees, business partners, suppliers and contract workers and consultants know that ethical and legal behavior is expected of them. Such an environment requires open and honest two-way communications and being alert to indications that unethical or illegal conduct has occurred. At all times leaders are to advance, ethically and legally, the interests of Richardson Electronics, Ltd. This includes notifying appropriate executive management and taking appropriate action when it is determined that violations may have occurred.

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1.3.
A Simple Test for Ethical Decision Making

If you are not certain that your actions are proper, a simple check is to ask yourself the following questions:

•
How would I feel if my family or friends knew of my actions?
•
Would I behave differently if I knew my actions would be reported on the evening news?
•
Does this meet “the treat others as you would like them to treat you” test?

If the threat of public scrutiny makes you squirm, then your conscience is saying something important. Pay attention. You're playing with something that could tarnish a reputation, yours and Richardson Electronics, Ltd.'s. If in doubt, ask. Talk it out with your supervisor.

1.4.
Purpose of the Code of Conduct

The purpose of the Company’s Code of Conduct is to provide guidelines for conducting Company business in a legally and ethically appropriate manner. Each Director and employee is responsible for ensuring that his or her own conduct complies with this Code. Any person who violates the Code of Conduct will be held accountable for his or her action(s). Disciplinary action for violations of the Code may range up to and include immediate termination.

All statements contained in this Code are intended to reflect general policies, principles, and procedures, do not represent contractual commitments on the part of the Company, and may be changed at any time without notice.

Without limiting the generality of the foregoing, nothing in this Code should be construed to grant to any employee any right to benefits under any employee benefit plan, program or arrangement.

Any time that you have questions about the Code of Conduct, or the application of these principles, contact your supervisor, your Human Resources Representative or, if necessary, the Chief Executive Officer of the Company.

1.5.
Applicability of the Code of Conduct

These guidelines apply equally to Directors, Company officers, employees and individuals who are engaged to assist or render services on behalf of Richardson Electronics, Ltd. This includes attorneys, business consultants, advisors, agents, contractors and other representatives in providing such services. It is contrary to our code of conduct to engage another individual to do something on our behalf that would be in violation of our code and that we are prohibited from doing ourselves.

2.
RESPONSIBILITY TO PROTECT

A Company’s assets, both tangible and intangible, are intended to advance the interests of the Company and represent a source of current and future value for the Company. Company assets include tangible items such as facilities, equipment, inventory, funds, business records, computer systems and equipment. The intangible assets of the Company include things such as company

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time, intellectual property (e.g. patents and trademarks), competitive information and other proprietary or sensitive information. Each of us has a responsibility to protect Company assets from theft, loss, damage, and waste so as to avoid a negative impact on the Company’s profitability, value and prospects.

2.1.
Tangible Corporate Assets

Any use of Company property, facilities, or employee services must comply with the appropriate Company policies. These policies include, but are not limited to, the policies described in the Employee Handbook. Company personnel have accountability for the acquisition, use or misuse, and disposition of Company property. Employees may not take or divert Company property, equipment, or employee services for personal use.

Proper use and safeguarding of Richardson Electronics, Ltd.’s information systems assets is governed by the Policy on the Use of Company Property and Communications Systems.

2.2.
Intangible Corporate Assets

2.2.1.
Richardson Electronics, Ltd. Confidential/Proprietary Information and Intellectual Property

Each Richardson Electronics, Ltd. employee is responsible for safeguarding and appropriately using the Company’s intangible assets, such as confidential/proprietary information, intellectual property and innovative ideas. Richardson Electronics, Ltd. employees shall not, at any time during or subsequent to employment, disclose any confidential/proprietary information or intellectual property to any person or entity that is not an employee of Richardson Electronics, Ltd. This responsibility to protect confidential information is subject to Whistleblower Protection Rights.

“Confidential/proprietary information” means any information not generally known or previously published to the public by Richardson Electronics, Ltd. which concerns any of Richardson Electronics, Ltd.’s business or prospective future business. This includes, for example, non-public financial, business and operating information, budgets, sales or earnings forecasts, business and strategic plans, pricing information and contract terms, information about customer, supplier or prospects, marketing plans, new product or service information, and other proprietary business information and methods. Intellectual property assets are not limited to those in written form, but also include information in electronic form as well as information that may be held in the minds and memories of Richardson Electronics, Ltd. employees.

“Intellectual property” includes information pertaining to patents, trademarks, copyrights and trade secrets. Such information/property should not be disclosed to third parties without the express consent of the Chief Executive Officer or a Senior Vice President of the Company. Access to sensitive Company information should be limited to those who legitimately need it to do work for Richardson Electronics, Ltd. It should be used for Company business

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purposes only, and not for personal benefit or the benefit of others.

2.2.2.
Confidential/Proprietary Information of Others

Confidential/proprietary information belonging to other companies must be given protection against unauthorized disclosure and use consistent with the specific obligations Richardson Electronics, Ltd. agreed to when it accepted such information. In the absence of such specific obligations, third-party confidential and proprietary information is to be given the same level of protection against unauthorized disclosure and use that we give our own information.

2.2.3.
Protecting Competitive Information

To compete and succeed in the global marketplace, every Richardson Electronics, Ltd. employee has a responsibility to protect the company’s competitive information. To that end, employees should:

▪
Avoid taking sensitive documents from Company premises. If you must, keep valuable papers with you at all times. Documents left unattended are subject to compromise or theft.
▪
Mark confidential documents when sending electronically or otherwise to customers, suppliers, Richardson Electronics, Ltd. employees and other authorized recipients.
▪
Be guarded in what you say on the telephone in public settings and on mobile phones.
▪
Guard your laptop computer. Stealing laptops is a common way of acquiring business secrets.
▪
Be careful what you say in casual conversation with "friendly" strangers. Pay attention to those around you who might overhear a business conversation.
▪
Remember that trashed papers, disks, audio tapes and other items can be treasures for unauthorized people who are interested in knowing more about Richardson Electronics, Ltd.'s business. Use appropriate practices (shredding, secure containers, etc.) when disposing of sensitive materials.
▪
Theft of briefcases is common; take care not to leave your brief case unattended. Avoid leaving computers, briefcases or other sensitive materials in unattended vehicles.

2.2.4.
Personal Use of Material Non-Public Information

Directors, officers and Richardson Electronics, Ltd. employees may have access to material information about Richardson Electronics, Ltd. or other companies that is not publicly available. Federal and state securities laws prohibit “insider trading” on such information. Penalties for insider trading are serious and can include criminal prosecution. Employees are also restricted by the Company’s Insider Trading Policy.

Additional information about insider trading can be found in Richardson Electronics, Ltd.’s Insider Trading Policy. Questions about insider trading

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should be directed to the Chief Financial Officer.

2.2.5.
Protecting Employee Information (Employee Privacy)

Richardson Electronics, Ltd. requires access to personal employee information in order to administer programs such as payroll and benefits. Information such as personal phone number(s), address, Social Security Number, family information, benefits selections, medical conditions, salary and performance ratings is considered confidential. This data as well as employee personnel files can be accessed only by authorized employees for business purposes or other purposes permitted by law. Additionally, this information will be shared outside of the Company only as required by law, to administer benefits or other programs, to make decisions about the applicability of certain laws, or as necessary for other business reasons.

If, as an employee, you have access to personal information about any of our employees as part of your job, you must use it solely for business purposes or as permitted/required by law.

2.3.
Document Ownership and Retention

Procedures have been established to assure that records are maintained for required periods and that records no longer needed are destroyed on a timely basis. Record retention schedules should be reviewed regularly and followed consistently.

All documents created by any of the Richardson Electronics, Ltd.’s employees in the performance of their job duties are the property of the Richardson Electronics, Ltd. If you have any doubt about the propriety or legality of disposing of a document, it is imperative that you consult with your Supervisor, your Human Resources Representative or, if necessary, the Chief Executive Officer of the Company. Directors and Company Officers should consult with the Chief Executive Officer or, if necessary, the Chairman of the Audit Committee. Destruction of records to avoid disclosure in a legal proceeding may constitute a criminal offense.

If you have reason to believe that other individuals have withheld, unlawfully disposed of, falsified, or are considering destroying or falsifying potentially relevant documents, you must report your suspicions immediately to your Supervisor, your Human Resources Representative or, if necessary, the Chief Executive Officer of the Company.

2.4.
Avoiding Misrepresentation

It is important that you not present a false or misleading impression of the authority you have to act on the Company’s behalf. With regard to requests for proprietary information or opinions about our business, it is inappropriate for you to speak on the Company’s behalf, unless specifically authorized.

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3.
CONFLICTS OF INTEREST

Each employee, Director and Company Officer will act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest among personal and professional relationships. All Company Directors and employees are expected to make business decisions based on the best interests of Richardson Electronics, Ltd. as a whole and not based on personal interests, relationships or benefits. We are accountable to perform our job responsibilities in an ethical manner to avoid inappropriate conflicts of interest or the appearance of such conflicts.

A conflict of interest generally arises when an individual’s personal or private interest in a situation or transaction influences or appears to influence the individual’s ability to act in the best interests of the Company as a whole or otherwise impairs that individual’s objective judgment as to what is best for the Company.

Actual or potential conflict of interest situations may arise directly or indirectly, through the involvement of a family member or close personal friend. Such situations include, but are not limited to, making purchasing decisions based on self-interest rather than the Company’s interest, taking on outside work that makes it difficult to objectively or effectively carry out our responsibilities to the Company, engaging in personal relationships that might impair our independence or judgment, or accepting unearned personal benefits as a result of our position at Richardson Electronics, Ltd. Although it is impossible to identify every situation in which such conflicts could occur, sections 3.3 through 3.8 of this Code provide guidance regarding some common conflicts of interest.

Employees are obligated to review their personal and employment situations and discuss, with the Chief Executive Officer, any possible conflicts of interest or appearances of conflicts of interest that may arise from their own relationships, transactions or activities, or from the relationships, transactions or activities of their immediate family members.

3.1.
Family and Friends

While conflict of interest guidelines are not intended to unduly interfere with employees' families or personal lives, there are situations in which the actions of family members and close personal friends may present a conflict of interest for the employee. A conflict of interest could arise if you, your spouse, a relative, a former or current co-worker, or a close personal friend, have a personal stake in a company that supplies or seeks to supply goods or services to Richardson Electronics, Ltd., is a Richardson Electronics, Ltd. customer or potential customer, or competes with Richardson Electronics, Ltd. If such situations exist, you should follow the standards listed below:

•
If you, your spouse, a relative, a former or current co-worker or a close personal friend is an employee of, or has a financial interest in a business that provides or is seeking to provide goods or services to Richardson Electronics, Ltd., you must not attempt to use your position with Richardson Electronics, Ltd. to influence the bidding process or negotiation in any way. If you are directly involved in supplier selection or purchasing functions, you must declare this conflict of interest to your Supervisor immediately and be removed from the decision-making process. Similarly, you must not use personal relationships to improperly influence dealings with a customer or potential customer.

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•
If you have a relative or friend who works for a competitor, you should discuss with the Chief Executive Officer. Potential problems can then be discussed.

3.2.
Conflict Disclosure Requirements

In response to the Sarbanes-Oxley Act of 2002, the Chief Executive Officer and Chief Financial Officer of publicly traded companies are required to personally certify to the accuracy of the Company’s financial disclosures and adequacy of internal controls on a quarterly basis. Part of this certification process requires full disclosure of all related-party transactions. As a company, we must ensure that all transactions are at “arms length” such that all potential parties to a transaction have an equal opportunity to conduct business with Richardson Electronics, Ltd.

Disclosure is specifically required for any goods or services purchase, or any other transaction with an outside party who is related to either the purchasing decision maker or a member of Richardson Electronics, Ltd.’s management team. A related party is defined as an individual (or a business entity which that individual owns or is employed by) who is: (1) a current or former employee of the company or Richardson Electronics, Ltd.; (2) related by blood, marriage or cohabitation to a current or former employee of the company or Richardson Electronics, Ltd.; or (3) serves or has served as a Director of the company or Richardson Electronics, Ltd. All transactions that meet these criteria must be disclosed regardless of materiality. Disclosure does not necessarily represent an inappropriate business relationship or transaction. If the disclosure is found to be conflicting, appropriate action will be taken to ensure proper compliance.

3.3.
Gifts and Entertainment

The purpose of business gifts and entertainment in a commercial setting should be to promote business relationships and goodwill, and not to create an unfair advantage or improper influence. It is recognized that under certain circumstances and in some cultures, gifts and entertainment play an important role in business relationships. The problem arises when they begin to compromise, or even appear to compromise, our ability to make objective and fair business decisions. For this reason, Richardson Electronics, Ltd. requires moderation and discretion in the provision and acceptance of gifts, entertainment and other business courtesies. All employees must avoid any situation that could conflict, or appear to conflict, with the best interests of the Company, or prejudice the way the Company does business.

While Richardson Electronics, Ltd. understands the value of proper business courtesies, no gift or entertainment should be offered, given, provided or accepted by any Director or employee or our agents if it may reasonably affect the recipient’s ability or willingness to act in the best interests of the Company. Additionally, no gift or entertainment should be offered, given, provided or accepted if it is accompanied by an express or implied understanding that the recipient is obligated, or may appear obligated, to provide preferential treatment to the provider in exchange for the gift.

Gifts are defined as anything given as a result of a business relationship for which the recipient does not pay fair market value, including intangible goods and services such as travel, lodging and entertainment.

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Gifts of nominal value, or normal business sales promotion items, may be offered or accepted if they are customary in the trade and would not cause, or appear to cause, the donor to be embarrassed or the recipient to be embarrassed or obligated. For purposes of these guidelines, gifts valued at or perceived to have a retail value greater than $100 are considered to be outside of the definition of nominal.

Business entertainment (including meals, golfing, lodging, and transportation) should be reasonable and appropriate for the occasion. Good judgment must be exercised, and entertainment must not appear unusual, lavish or extravagant as viewed by an objective third party. A legitimate business purpose for all entertainment must exist and, if an employee expense report is to be filed, appropriate documentation supporting the expenses must be provided in accordance with corporate policy. To avoid the appearance of an obligation or of improper influence, both the business associate and the employee must be present.

When local customs or other circumstances make it very difficult or embarrassing for an employee not to accept a gift with a value in excess of $100, the employee must report the acceptance or the offering of the gift to the Chief Financial Officer. Depending on the value of the accepted gift and specific circumstances, the gift may become Company property. If required by local customs or other circumstances, gifts given in excess of $100 must be approved in advance, accurately and completely accounted for and reported on company books and records.

The following are also subject to the aforementioned guidelines:

•
Gifts received, or won, while an employee is participating in an event as a representative of Richardson Electronics, Ltd.
•
Gifts to an employee’s spouse, partner or other family member.
•
Gifts exchanged during traditional gift-giving or holiday seasons.
•
Gifts exchanged as part of a company event.

Under no circumstances are employees to solicit personal gifts, cash, cash equivalents, loans, travel or personal discounts from Company business contacts.

3.3.1. Gifts and Entertainment to/from Government Officials

Outside the United States

In some countries, certain businesses are owned in whole or in part by the government. Depending on the country, the managers and/or the employees of these businesses might be considered government officials. Under such circumstances, ordinary and reasonable business entertainment or gifts as defined above, which are customary and legal in the local environment, are generally permissible. Additionally, reasonable and bona fide expenditures, such as travel and lodging expenses directly related to the promotion or demonstration of the Company’s products or services, may be acceptable. However, consideration of the requirements of the Foreign Corrupt Practices Act should be carefully considered whenever gifts and entertainment are provided to foreign government officials. As Richardson Electronics, Ltd. wishes to avoid even the appearance of impropriety, additional guidance should be sought from the Chief Financial Officer prior to any such transactions.

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Inside the United States

Richardson Electronics, Ltd. does not permit the giving of any gifts, even those of nominal value, to any U.S. government official or employee. Expenses for moderate food and beverage, but no entertainment, may be incurred when it is clear that the meal with the public official is being used for proper business purposes.

3.4.
Purchasing Decisions and Supplier Relations

Personal conflicts of interest must be avoided when making purchasing decisions of any kind.

When dealing with, influencing or making decisions affecting suppliers, employees must be careful not to inadvertently obligate either themselves or the Company to a supplier. When conducting business with suppliers, employees are expected to act fairly, objectively and in the Company's best interest at all times. Purchasing decisions must be based on need, price, quality, service and supply capabilities. In practice, this means no employee will accept or solicit any benefit from a supplier or potential supplier that might compromise, or even appear to compromise, his or her objective assessment of the supplier's product. Such benefits include personal gifts, cash, cash equivalents, loans, travel, personal discounts, employment offers for family or friends, or anything else of other than nominal value.

All invoices submitted by a supplier or vendor must be in writing with sufficient and accurate descriptions of all services rendered and applicable charges. No employee will require suppliers to give up trade with our competitors or require suppliers to buy our products to retain their supply agreements with us. No employee will pressure another employee to make a purchasing decision motivated by that employee's personal self-interest. To avoid even the appearance of putting pressure on suppliers, no Company employee will solicit or accept gifts of merchandise or services from suppliers for Company events or charitable activities.

3.5.
Employment Outside the Company

While Richardson Electronics, Ltd. has no desire to interfere with the personal lives of its employees, certain employment situations outside Richardson Electronics, Ltd. raise potential conflict of interest situations. In some cases, Richardson Electronics, Ltd. employees may be involved in outside businesses that are not Richardson Electronics, Ltd. competitors or suppliers or may hold political office or serve on civic boards. These situations do not necessarily constitute conflicts of interest, but it is the employee's responsibility to ensure that this activity does not conflict with Richardson Electronics, Ltd.'s interests. This requires keeping the two activities strictly separate by:

•
not doing work related to the other organization on Richardson Electronics, Ltd. time;
•
not using Richardson Electronics, Ltd. equipment and supplies, or the time of any Richardson Electronics, Ltd. employee, for your outside work;
•
not promoting products or services from an outside business to other Richardson Electronics, Ltd. employees during working hours;

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•
not attempting to sell products or services from an outside business to Richardson Electronics, Ltd.; and
•
not using your Richardson Electronics, Ltd. employment or your position in the company to promote an outside business.

Other employment situations clearly give rise to a conflict of interest and should be avoided. These situations include requests to serve as directors or officers of, or consultants or employees for any organization that supplies goods or services to Richardson Electronics, Ltd., buys goods or services from Richardson Electronics, Ltd. or competes with Richardson Electronics, Ltd. Individuals should not accept such work without prior approval from the Chief Executive Officer. Additionally, employees may not act as consultants or testify as an expert witness at the request of third parties without prior approval from the Chief Executive Officer.

3.6.
Ownership in Other Businesses

Richardson Electronics, Ltd. Directors and employees should not own, directly or indirectly, a financial interest in any business entity that does or seeks to do business with or is in competition with Richardson Electronics, Ltd. unless specific written approval has been granted in advance by the Chief Executive Officer. As a guide, financial interest is defined as ownership by an employee and/or family member(s) of more than 1% of the outstanding securities/capital value of the business entity.

3.7.
Misappropriation of Business Opportunities

In some cases, Richardson Electronics, Ltd. may be interested in business or investment opportunities identified by an employee or made known to an employee as a result of one's contact with customers or suppliers. In such cases, an employee is expected to advise Chief Executive Officer of such opportunities or investments before acting on them either on behalf of the company or privately.

3.8.
Political Activity and Contributions

Richardson Electronics, Ltd. encourages its Directors and employees to become involved in civic activities and affairs, including charitable or educational activities. Such activities must be carried out on the employees' own time and at their own expense.

4.
ACCURATE REPORTING AND RECORDS MANAGEMENT

It is Richardson Electronics, Ltd.’s policy that information be recorded with honesty and integrity such that the Company’s books and records accurately reflect all corporate transactions.

4.1.
Corporate Disclosure Requirements

As a public company, Richardson Electronics, Ltd. is required to comply with Securities and Exchange Commission (SEC) guidelines which require the filing of various

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periodic and other reports with the SEC and for public disclosure. It is Company policy to make appropriately full, fair, accurate, timely and understandable disclosure in reports and documents the Company files or submits to the SEC and in other public communications made by the Company. Both federal law and our policies require the disclosure of accurate and appropriately complete information regarding the Company’s business, financial condition and results of operations. Each employee must ensure that all reasonable and necessary steps, within his or her areas of responsibility, are taken to provide appropriately full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the SEC or state regulators, and in all other regulatory filings.

The Directors and officers of Richardson Electronics, Ltd. are expected to promote compliance with this policy any uphold an environment whereby all employees at all times feel free to fully disclose the information required to ensure appropriately complete, fair, accurate timely and understandable reporting. If any Director or employee of Richardson Electronics, Ltd. has any concerns regarding Richardson Electronics, Ltd.’s accounting or auditing practices, they are encouraged to report those concerns immediately to the Chief Financial Officer or to the Chairperson of the Audit Committee of the Board of Directors. An anonymous communication channel has also been established as described in section 6.3 of this code.

In addition, each employee who participates in public and stockholder communications must provide fair, accurate, understandable and appropriately complete information whenever communicating with the Company’s stockholders or the general public. As described in the Corporate Communications Policy, no employee shall communicate, on behalf of the Company, with the Company’s stockholders or the general public unless expressly authorized by the Company to make these communications.

4.2.
Proper Accounting and Recordkeeping

It is the Company’s policy that all accounting and recordkeeping be an accurate and true record of the Company’s financial transactions, accounts and business operations. All transactions must be recorded in a timely and accurate fashion to reflect the economics of the Company’s dealings.This includes accurate recording of time worked, business expenses incurred, research, engineering and other test results, production data, environmental reporting and all other business-related activities.

The making of false or fictitious entries in the Company’s books is prohibited. No entry may be made on the company's books and records that intentionally hides or disguises the true nature of any transaction. If an unintentional error is discovered it must be corrected openly and promptly. Reports or records should not be used to mislead those who receive them or to conceal anything that is improper or known to be in error.

The Company’s Officers and other employees working in the accounting department have a special responsibility to ensure that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

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In addition, accurate and reliable internal records and reports are critical to the corporate decision-making process which relies on the data provided to management and the Board of Directors. Accurate internal records are also necessary to ensure that the Company conforms to all financial and legal reporting obligations.

5.
RESPECT AND COMPLIANCE WITH APPLICABLE LAWS AND REGULATIONS

The Company’s activities and the individual actions of its Directors, Officers and employees must be in compliance with all applicable federal, state, foreign and local laws and regulations. When there is a question regarding the laws and regulations surrounding an activity, you should consult with your Supervisor, your Human Resources Representative or, if necessary, the Chief Executive Officer of the Company. Directors and Officers should consult with outside legal counsel representing the Company, the Chief Executive Officer of the Company or, if necessary, the Chairperson of the Audit Committee.

If you are ever asked to deviate from legal or regulatory requirements, you have an obligation to inform your Supervisor, Human Resources, or the Chief Executive Officer. If you observe or are informed of deviations from legal or regulatory requirements you also have a responsibility to report them to your Supervisor, Human Resources, or the Chief Executive Officer.

5.1.
Labor and Employment

Richardson Electronics, Ltd. adheres to all federal, state, and local laws regarding labor and employment. Laws include but are not limited to those covering equal employment opportunity, harassment and discrimination, and safety and health.

5.2.
Fair Competition and Antitrust

The Company’s efforts in the marketplace must be conducted in a fair and equitable manner and in strict accordance with the letter and spirit of applicable antitrust and trade practice laws and regulations. Under no circumstances shall any Company personnel or individuals otherwise associated with the Company be a party to any collusion or concerted effort of any type, involving any competitor, customer, or any other party, which is in restraint of trade or in violation of any applicable antitrust law or regulation.

Antitrust laws are complex and cover a broad range of conduct. The main purpose of antitrust laws is to preserve competition by prohibiting agreements or action that could unreasonably restrain the functioning of a free and competitive marketplace. In short, any agreement or action that could limit competition may be a violation of these laws. Even verbal exchanges can, at times, be viewed as an “agreement” so employees in contact with customers, suppliers and competitors must exercise caution in their contact. While certain discussions may be permissible, others may be illegal, and no such discussions or collaboration should take place without the prior approval of the Chief Executive Officer.

Although it is impossible to identify every situation where competition may be hindered, or perceived to be hindered, the sections 5.2.1 and 5.2.2 of this Code cover some of the more common business activities prohibited by antitrust laws.

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Directors and employees are required to promptly report to the Chief Executive Officer any instance in which a third party has raised any of the topics covered in sections 5.2.1 and 5.2.2 or otherwise suggested collaboration, or any other violations of antitrust laws.

5.2.1.
Dealing with Customers

Certain activities with respect to customers, such as pricing below cost, price discrimination, exclusive dealing, requiring tie-in sales or disparaging a competitor's products or services can raise serious antitrust issues. This section describes these practices generally and identifies those situations where it is important to consult with the Chief Executive Officer before taking action.

Predatory Pricing/Pricing Below Cost: Predatory pricing arises where below-cost pricing is intended to drive out smaller rivals and allow the one company to control market pricing of its products. Antitrust rules in this area are very complex and you are encouraged to contact the Chief Financial Officer when pricing below cost questions arise.

Price Discrimination: Another pricing practice that may raise antitrust or regulatory concerns is discriminating in price, promotional allowances or services between different purchasers of the same or similar goods or offerings. In some circumstances, a court may look to the "net" price of a product sold to different purchasers after deducting the value of incentives, allowances and other services. On the other hand, the law provides defenses for discriminatory prices that are necessary to compete. Also, there are many situations when a different price to another customer(s) is legally justified, as where the sales volume is substantially different or the product or customer (s) is participating in a different business or economic market. Here again, discriminatory pricing law is very complex and you should contact the Chief Financial Officer whenever any of our prices could be regarded, or perceived, as discriminatory.

Disparagement of Others/Describing Our Own Products: Although we can compare our products and services to those of our competitors, we must be careful in our day-to-day marketing contacts with our customers not to make untrue comments or comparisons about our rivals' products or services. It is legally permissible to explain to customers the negative aspects of a competitor's products and services as long as the description is not misleading and is relevant to the particular sales situation. Also, our own products must be accurately represented to our customers.

Tying: Tying arrangements occur when a seller requires a buyer who desires one product (or service)-called the tying product-to purchase a second product (or service) that the buyer may not desire-called the tied product-as a condition of purchasing the first product. If the seller has a very strong market position in the tying (or desired) product and could cause an adverse competitive impact on the market for the tied product, the seller risks a charge that the arrangement constitutes an illegal tying arrangement. On the other hand, it is generally acceptable to offer a combination of products and services in a single

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sales offering in order to establish added value for the customer and to make the offering as a whole more attractive. It is strongly suggested that the Chief Financial Officer be consulted in advance of such offerings to discuss any potential arrangements that might be considered illegal.

Reciprocity: Reciprocity means agreeing to buy the products or services of a supplier on the condition that the supplier also agrees to buy products and services from us. A company with great buying power in a particular market should be particularly careful to avoid using that buying power to coerce its suppliers to buy its products and services. However, in many cases reciprocal arrangements may be legally acceptable because they are beneficial to and desired by both parties. The Chief Financial Officer should be consulted prior to entering into reciprocal arrangements.

5.2.2.
Dealing with Competitors

United States antitrust laws, the European Union Competition Law and the laws of many other countries are designed to preserve a competitive economy and to promote fair and vigorous competition. A person or company purchasing goods in the marketplace should be able to select from a variety of products at competitive prices that are unrestricted by artificial restraints such as price fixing, illegal monopolies and cartels, boycotts and tie-ins. Richardson Electronics, Ltd. believes in open and fair competition and is committed to conducting its business in compliance with these laws.

It is Company policy for Richardson Electronics, Ltd. to make its own independent decisions concerning what products and services to offer, where and how to offer and produce them, how much to charge for them and to do so without any consultation or notice to any competitor. As such, discussion of any of the following subjects with competitors (either directly or through an intended intermediary), whether relating to Richardson Electronics, Ltd.'s or the competitor's products, is prohibited without the express approval in advance by the Chief Executive Officer: past, present or future prices; pricing policies; bids; discounts; promotions; profits; costs; terms or conditions of sale; royalties; warranties; choice of customers; territorial markets; production capacities or plans; and inventories.

The above does not apply to discussions with a competitor that are for the sole purpose of co-producer sales or purchases. In such discussions, however, care must be taken to avoid any discussions concerning the division of selling or producing territories.

Additionally, it is never appropriate to discuss the pricing to one customer with a competitor of that customer or be influenced by one customer as to our offering price to another.

An antitrust violation, even in connection with a minor transaction, can have severe consequences for individuals, including imprisonment, and can result in major financial penalties and loss of reputation for the Company. As antitrust and competition laws are very technical and vary from country to country, questions about these laws should be directed to the Chief Executive Officer

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or Chief Financial Officer.

5.2.3.
Participating in Industry Associations

Richardson Electronics, Ltd. belongs to relevant industry and trade associations. Because such associations may bring competitors together to discuss issues of concern to our industry, contact with competitors at such meetings is often unavoidable. Although these contacts are constructive in many ways, they are not immune from antitrust laws.

If at any trade association meeting you become aware of any formal or informal discussion regarding prices, discounts, exclusion of members, terms and conditions of sale, refusal to admit members or to deal with a customer, or standardization among members of terms, warranties, or product specification, you should abruptly leave the meeting and immediately bring the matter to the attention of the Chief Executive Officer so that Richardson Electronics, Ltd.'s proper behavior can be documented. Employees who serve as committee members or who participate in industry associations should know enough about the subject of antitrust to be able to avoid actions or discussions that might raise questions.

5.3.
The Foreign Corrupt Practices Act (FCPA), the U.K. Bribery Act and The Organization for Economic Co-Operation and Development (OECD) Anti-Bribery Convention

In many parts of the world companies and governments alike have recognized that corruption raises the costs and risks of doing business. Corruption deters investment, stifles economic growth and sustainable development, distorts prices, and undermines legal and judicial systems.

The Company’s policy for international business is to respond in a legal and ethical manner wherever we have business transactions. With respect to operations outside the United States, all employees must comply with the Foreign Corrupt Practices Act (FCPA) and the U.K. Bribery Act, in addition to other laws applicable to the Company’s international business.

In 1977, the FCPA was enacted. The FCPA generally prohibits any employee from paying or promising to pay or give anything of value to any foreign government official, agency, political party, party official or political candidate, to influence any act or decision of such person or a foreign government.

In 1999, the OECD's Anti-Bribery Convention was signed by 34 countries, marking a dramatic change in the fight against corruption. The convention obligates the signing parties to criminalize the bribery of foreign government officials in the conduct of international business.

On July 1, 2011, the U.K. Bribery Act went into effect. The U.K. Bribery act applies to bribery of any person (not limited to government officials) in any improper action by creating three offenses: (1) active offense of bribing another, (2) passive offense of being bribed and (3) for failure of a commercial organization to prevent bribery. We

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will always respect and apply any and all applicable laws against bribery in all business transactions around the globe.

5.3.1.
Foreign Government Officials Defined

For purposes of this code of conduct, a foreign government official includes:

•
Officials, employees and agents of national, regional or local governments;
•
Military personnel;
•
Members of the executive, legislative and judicial branches of national, regional or local government;
•
Candidates for political office, political parties and officials of political parties; and
•
Employees, commercial businesses or other enterprises owned or controlled by national, regional or local governments.

5.3.2.
Bribes and Kickbacks

Richardson Electronics, Ltd. pledges honesty, integrity and ethical behavior in all dealings with customers, subcontractors, suppliers and competitors. Therefore, it is not acceptable to offer, give, solicit or receive any form of bribe or kickback. That principle applies to all transactions worldwide without exception.

What is the difference between a bribe and a kickback?

•
A bribe is any money or favor used unethically or illegally (such as under the FCPA, the U.K. Bribery Act or OECD Anti-Bribery Convention) to influence the judgment or conduct of a public official or any other person, or to ensure a desired outcome or action.

•
A kickback is a particular kind of bribe. It is the unethical or illegal return of a part of a sum already paid or due to be paid as part of a legal contract. The kickback is a reward for making or fostering business arrangements that favor the party paying the kickback.

The Company's prohibition against bribes and kickbacks applies equally to employees and to commissioned agents, sales representatives and consultants acting on the company's behalf. Richardson Electronics, Ltd., its employees and its agents also are prohibited from doing indirectly what the FCPA, the U.K. Bribery Act and OECD Anti-Bribery Convention prohibit us from doing directly; we cannot make any payment to a third party if all or any part of the payment will be given to a prohibited person. We could be held liable for such payments even if we do not know, but should have known, that the payment is going to a prohibited person.

You do not actually have to make a bribe to be in violation; merely offering, promising or authorizing it is sufficient. An illegal bribe is anything of value, not just money. Lavish entertainment and paying inflated prices to purchase a foreign official's property or services are just two examples of illegal bribes

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under the law.

5.3.3.
Commissioned Agents, Sales Representative and Consultants

To ensure that commissioned agents, sales representatives and consultants neither offer nor receive bribes or kickbacks, all arrangements with them must be covered by written contracts and documented in accordance with ethical business practices and standard legal and accounting requirements. Any Richardson Electronics, Ltd. facility or subsidiary considering the engagement or a revision of an engagement of such individuals must contact Corporate Human Resources to assist in the engagement process. Any compensation specified in a Richardson Electronics, Ltd. contract with a commissioned agent, sales representative or consultant must be clearly commensurate with the activities performed on behalf of the corporation. All agreements with such persons require approval by the Chief Executive Officer and are contingent on the representative's meeting established criteria. In its most basic form this approval is a check designed to ensure that representatives engaged to conduct business on behalf of the Company will do so in a manner consistent with the Company’s operational and ethical standards.

5.3.4.
Recordkeeping

The FCPA and this code of conduct also require Richardson Electronics, Ltd. to keep accurate financial books and records. All financial entries must reflect the true nature, amount and purpose of money spent. This means that no employee of Richardson Electronics, Ltd. or anyone acting on behalf of Richardson Electronics, Ltd. may establish slush funds or any other pool of money that does not appear on the company's books and records.

5.3.5.
Facilitation Payments

Despite its strong prohibitions, the FCPA recognizes certain limited exceptions. In some instances, small facilitation payments, or tips, are permissible if they are intended to secure a routine business service and are made to clerical-level foreign officials to perform or expedite routine government action. Examples of such routine actions are processing visas and work orders, obtaining mail and telephone service or for expediting a shipment through customs. Any such payment must be clearly and accurately reported as a business expense in company records.

However, you should be aware that in some countries, all such payments are illegal and therefore must never be paid. Before you make or even agree to make such a payment, consult with the Chief Executive Officer.

5.4.
Environmental, Health and Safety

Employees of Richardson Electronics, Ltd. must exercise good judgment and meet the Company’s responsibilities with regard to the environmental aspects of our use of facilities, our processes and our product design.

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There are international, federal, state and local laws that guide our efforts regarding the production of products and disposal of materials. Employees are expected to act in accordance with these laws.

5.5.
Promoting Diversity, Equity & Inclusion

Richardson Electronics, Ltd. understands, respects, and values the similarities as well as the differences of its employees and values a globally diverse and inclusive culture, based in ethical behaviors and standards. Richardson Electronics, Ltd. is committed to fostering, cultivating, and preserving a culture of diversity, equity, inclusion, and belonging and to maintaining a workplace free from discrimination, harassment and violence. The Company’s effectiveness in maximizing the talents of people of different backgrounds, experiences, and perspectives is key to our continued global success. The Company does not tolerate discrimination based on race, color, religion, religious creed, sex, national origin, ancestry, age, physical or mental disability, medical condition, genetic information, military and veteran status, marital status, pregnancy, gender, gender expression, gender identity, sexual orientation, or other characteristic protected by applicable law, regulation or ordinance.

5.6.
Import and Export Laws

Customs import and export laws and regulations apply to intracompany as well as third party transactions. These laws require the Company to determine the correct classification, value and country of origin for its imports and exports. As an importer, the Company must be able to demonstrate by a documented, auditable trail, that the Company exercised reasonable care in ensuring that its imports comply with all applicable laws. As an exporter, the Company must be able to demonstrate that it classified its products correctly for export, and that it obtained export licenses when necessary, did not deal with denied parties or countries subject to economic sanctions, and that it otherwise complied with U.S. export controls.

If you have any questions regarding the nature of a sale, contact the Chief Financial Officer for assistance.

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6.
REPORTING PROCEDURES

6.1.
Obligation to Report

If you know of a violation or a possible violation of this Code or the Company’s policies and procedures, you must report that information immediately to your Supervisor, your Human Resources Representative or, if necessary, the Chief Executive Officer of the Company; provided, however, that the Officers and Directors must report any violations or possible violations to the Chief Executive Officer or, if necessary, the Chairman of the Audit Committee.

All reported violations of the Code or of the Company’s policies and procedures will be treated confidentially to the extent that doing so is reasonable under the circumstances, given the need to investigate.

6.2.
Retaliation Prohibited

You should never hesitate to ask a question or report a concern. If you become aware of a situation in which you believe Richardson Electronics, Ltd.’s Code of Conduct or other policies have been violated, or if you feel you are being pressured or being asked to compromise our Company values or violate this Code or another Company policy, it is your responsibility to communicate this concern. It is important for you to know that you will not be disciplined, lose your job or be retaliated against in any way for asking questions or voicing concerns about our ethical or legal obligations, as long as you are acting in good faith. Good faith does not mean that you have to be right, but it does mean that you believe you are providing truthful information.

6.3.
Confidential Reporting

Richardson's company policies and practices contain ethical and legal standards which must be followed by employees in conducting Richardson's business. Compliance with laws and regulations is specifically required. The Company welcomes questions regarding these requirements. Also, every employee has the right and duty to report to the Company, to the extent not contrary to local law, any conduct which does not conform to these ethical and legal standards. The Richardson Hot Line is established to receive reports of possible wrongdoing and to answer questions about business conduct. Employees may report alleged violations anonymously by calling Paul Plante, Chairman of the Richardson Electronics Audit Committee at 813-390-3500.

You do not have to give your name. If you call, Mr. Plante will document the situation with you in detail. The information gathered is then relayed to an appropriate party for investigation and action. (In general, issues may be raised to unimplicated senior management; financial issues will be raised to the Internal Audit representative and the Chairman of the Audit Committee of the Board of Directors; personnel-related issues will be raised to the Chief Financial Officer, the Chief Executive Officer, or the Chairman of the Compensation and Corporate Governance Committee of the Board of Directors. All hotline activity is reported periodically to the Chairman of the Audit Committee.)

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Employees at any level can call Paul Plante directly when they have a business conduct issue, without fear of reprisal, as follows:

Hot Line: To report job-related violations of ethical standards, or laws or regulations, including, without limitation, matters involving accounting, internal controls or auditing. Hot Line reports may be made anonymously.

1.
PHONE NUMBERS.

Any employee in the United States or Canada who wants to make a Hot Line call is urged to call:

Internal Audit Representative 630-208-2273

Audit Committee Chairman – Paul Plante 813-390-3500

2.
HOT LINE PROCEDURE

a.
Hot Line

All Hot Line calls are received for evaluation and coordination of review.

b.
Report Confidentiality

Hot Line reports are confidential. The names of reporting persons are not released without the Audit Committee’s written permission, except to designees of the above representatives as necessary for such designee to assist with the investigation. Reports may be made anonymously, if requested by the reporting person.

c.
Investigation

Internal Audit reviews the report and assigns responsibility for further action to the appropriate department(s). Normally, Internal Audit coordinates the review. However, Legal Counsel may assume coordination and direction of the review in cases where legal issues are raised or legal advice is required. Each department or function assigned action items as part of the review process promptly and confidentially investigates and sends a completed "Hot Line investigation" report to Internal Audit or Legal Counsel. Internal Audit and Legal Counsel will report on all reports of violations they receive or investigate to the Audit Committee.

d.
Confidentiality of Investigation

Neither the review nor any results or related information are disclosed or discussed with anyone except as provided in this procedure without the written permission of either Internal Audit or the Audit Committee. (Written permission of Legal Counsel is mandatory in matters reviewed under its direction.) After the review is completed, all files are sent to Internal Audit or Legal Counsel, as applicable. No material or copies

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are kept by anyone without Legal Counsel’s written permission. Internal Audit and Legal Counsel will report on all reports of violations they receive or investigate to the Audit Committee.

e.
Corrective Action

Internal Audit or Paul Plante will inform the appropriate department(s) of the review results and the need for any corrective action. Internal Audit also reports the matter and any corrective action, including government reporting requirements, to the Audit Committee of the Board of Directors of Richardson.

f.
Report of Results

If requested, the person making the report is advised of the completion and results of the review, if appropriate.

6.4.
Whistleblower Protection Rights

The Sarbanes-Oxley Act of 2002 (SOX Act) encourages the disclosure of corporate fraud by providing protection to employees of publicly traded companies who engage in whistleblowing activities. An employee engages in a protected whistleblowing activity by providing information that he reasonably believes constitutes a violation of federal mail, wire, bank or securities fraud; federal law relating to fraud against shareholders; or any rule or regulation of the SEC.

To ensure Sarbanes-Oxley whistleblowers are afforded adequate protection against reprisal, the SOX Act contains both a civil and criminal whistleblower provision. Under Section 806 of the SOX Act, employees who believe that they were subjected to retaliation because of their whistleblowing activities can file a civil complaint with the Secretary of Labor within 90 days of the retaliatory action. Section 1107 of the SOX Act, the criminal provision, makes it a crime for a person to knowingly retaliate against a whistleblower for disclosing truthful information to a law enforcement officer regarding an alleged federal offense. This criminal provision of the SOX Act is enforced by the U.S. Department of Justice.

The Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules also provide retaliation protections for whistleblowers.

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7.
IMPLEMENTATION OF THE CODE

7.1. Administration

The Board has charged the Chief Executive Officer with the overall responsibility for ensuring that the Code of Conduct and the Company’s policies and procedures govern the business activities of all Company personnel. The Board of Directors of the Company shall be responsible for the administration of this Code as it relates to Directors, Officers and any other financial managers in the role of or performing functions similar to financial controllers on behalf of the Company (the “Financial Officers”).

7.2. Acknowledgment

The Company requires that all of its Directors, Executive Officers, Financial Officers and other personnel sign an acknowledgment confirming that they have received and have read, understand, and subscribe to the standards and procedures contained in this Code. To continue to be employed by the Company, employees must abide by the standards and procedures outlined in the Code and by the Company’s policies and procedures. All employees therefore will be asked to complete an annual acknowledgment of this Code of Conduct.

7.3.
Disciplinary Actions

All Company personnel are responsible for adhering to the law, to this Code, and to the Company’s policies and procedures. Disciplinary action may range up to and including immediate termination of employment for violation of the law, of this Code, or of the Company’s policies and procedures.

7.4.
Waivers of the Code

Waivers of this Code will be granted only in extraordinary circumstances. Generally, there should be no waivers of this Code; however, in rare circumstances conflicts may arise that necessitate them. Waivers of this Code for Company Officers and Directors may be made on a case by case basis as circumstances dictate by the Audit Committee of the Board of Directors of the Company. Any change to, or waiver of, this Code for Directors or Officers must be disclosed in accordance with applicable legal requirements. Any waivers of this Code for any employees of the Company other than Company Officers must be made by the Chief Executive Officer of the Company.

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